Exhibit 99.1

Primoris Services Corporation Reports First Quarter 2026 Results

Dallas, TX – May 5, 2026 – Primoris Services Corporation (NYSE: PRIM) (“Primoris” or the “Company”) today announced financial results for its first quarter ended March 31, 2026 and provided comments on the Company’s operational performance and outlook for 2026.

For the first quarter of 2026, Primoris reported the following highlights (1):

●	Revenue of $1.6 billion, down $0.1 billion, or 5.4%, compared to the first quarter of 2025 primarily driven by lower revenue in the Energy segment, partially offset by growth in the Utilities segment;
●	Net income of $17.4 million, or $0.32 per diluted share, down $26.8 million, or $0.49 per diluted share, from the first quarter of 2025;
●	Adjusted net income of $32.2 million, or $0.59 per diluted share, a decrease of $21.3 million, or $0.39 per diluted share, from the first quarter of 2025;
●	Total backlog of $11.6 billion, down $0.3 billion from the fourth quarter of 2025, including total Master Service Agreements (“MSA”) backlog of $7.5 billion;
●	Adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”) of $60.5 million, down $38.9 million, or 39.1%, from the first quarter of 2025;
●	Completed acquisition of PayneCrest Electric, Inc. on May 1, 2026.
(1)	Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3 and 4 for the definitions and reconciliations of our Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA.”

“Our first quarter financial results reflected cost pressures on a limited number of renewables projects,” said Koti Vadlamudi, President and Chief Executive Officer of Primoris. “We are actively managing these projects and expect them to reach substantial completion during 2026. Importantly, the majority of our renewables portfolio continues to perform in line or ahead of expectations,”

“Excluding these isolated renewables project impacts, performance across the remainder of the business improved, with margin expansion led by the power delivery and industrial businesses. We continue to see strong bidding activity across our end markets, including natural gas generation, renewables, and pipeline, which we expect to support solid bookings momentum through the remainder of 2026,”

“Demand for our services remains robust, driven by continued investment in power generation, data centers and other critical infrastructure, and we believe Primoris is well positioned to capitalize on these opportunities. We are also pleased to welcome the PayneCrest team to Primoris and look forward to leveraging our combined capabilities to deliver safe, reliable, and high-quality solutions for our customers while creating long-term value for our shareholders.”

First Quarter 2026 Results Overview

Revenue was $1.6 billion for the three months ended March 31, 2026, a decrease of $0.1 billion, compared to the same period in 2025. The decrease was primarily due to lower revenue in our Energy segment, partially offset by growth in the Utilities segment. Operating income was $24.4 million for the three months ended March 31, 2026, a decrease of $46.0 million compared to the same period in 2025. The decrease was primarily due to a lower revenue and margin in the Energy segment, partially offset by an increase in revenue and margin in the Utilities segment. Operating income as a percentage of revenue decreased to 1.6% from 4.3% for the same period in 2025, primarily due to lower revenue and margin in renewables.

This press release includes Non-GAAP financial measures. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. Please refer to “Non-GAAP Measures” and Schedules 1, 2, 3, and 4 for the definitions and reconciliations of the Company’s Non-GAAP financial measures, including “Adjusted Net Income,” “Adjusted EPS” and “Adjusted EBITDA”.

During the first quarter of 2026, net income was $17.4 million compared to $44.2 million for the same period in 2025. Adjusted Net Income was $32.2 million for the first quarter of 2026, compared to $53.5 million for the same period in 2025. Diluted earnings per share (“EPS”) was $0.32 for the first quarter of 2026 compared to $0.81 for the same period in 2025. Adjusted EPS was $0.59 for the first quarter of 2026, compared to $0.98 for the first quarter of 2025. Adjusted EBITDA was $60.5 million for the first quarter of 2026, compared to $99.4 million for the same period in 2025.

Operating performance by segment for the three months ended March 31, 2026, and 2025 were as follows:

Segment Results

(in millions, except %)

(unaudited)

	For the three months ended March 31, 2026
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$632.9	—	$955.4	—	$(28.4)	(1)	$1,559.9	—
Cost of revenue	570.9	90.2%	882.7	92.4%	(28.4)	(1)	1,425.2	91.4%
Gross profit	62.0	9.8%	72.7	7.6%	—		134.7	8.6%
Selling, general, and administrative expenses	31.5	5.0%	42.9	4.5%	31.4		105.8	6.8%
Transaction and related costs	—		—		4.5		4.5
Operating income	$30.5	4.8%	$29.8	3.1%	$(35.9)		$24.4	1.6%
(1)	Represents intersegment revenue and cost of revenue of $28.4 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

	For the three months ended March 31, 2025
	Utilities	% of Segment Revenue	Energy	% of Segment Revenue	Corporate and non-allocated costs		Consolidated	% of Consolidated Revenue
Revenue	$563.4	—	$1,108.3	—	$(23.6)	(1)	$1,648.1	—
Cost of revenue	511.8	90.8%	989.2	89.3%	(23.6)	(1)	1,477.4	89.6%
Gross profit	51.6	9.2%	119.1	10.7%	—		170.7	10.4%
Selling, general, and administrative expenses	33.5	5.9%	40.2	3.6%	25.8		99.5	6.0%
Transaction and related costs	—		—		0.8		0.8
Operating income	$18.1	3.2%	$78.9	7.1%	$(26.6)		$70.4	4.3%
(1)	Represents intersegment revenue and cost of revenue of $23.6 million in the Utilities segment eliminated in our Condensed Consolidated Statements of Income.

Utilities Segment (“Utilities”): Revenue increased by $69.5 million, or 12.3%, for the three months ended March 31, 2026, compared to the same period in 2025, primarily due to increased activity in our power delivery and gas operations markets. Operating income for the three months ended March 31, 2026, increased by $12.4 million compared to the same period in 2025 due to revenue growth and improved gross margins. Gross profit as a percentage of revenue increased to 9.8% during the three months ended March 31, 2026, compared to 9.2% for the same period in 2025, primarily due to strong performance in our power delivery market.

Energy Segment (“Energy”): Revenue decreased by $152.9 million, or 13.8%, for the three months ended March 31, 2026, compared to the same period in 2025. The decrease was primarily attributable to lower renewable energy activity due to slower than anticipated start of new projects, release of new work, and slower than expected financial close associated with certain projects.

Operating income for the three months ended March 31, 2026, decreased by $49.1 million, or 62.2% compared to the same period in 2025, due to decreased revenue and increased costs in 2026 on certain renewables energy projects. These higher costs were driven in part by project redesign efforts, changes in project sequencing, labor productivity challenges, and unfavorable weather conditions. In addition, we had lower than anticipated volumes in 2026, which led to higher relative carrying costs for equipment and personnel. Gross profit as a percentage of revenue decreased to 7.6% during the three months ended March 31, 2026, compared to 10.7% in the same period in 2025.

Other Income Statement Information

Selling, general and administrative (“SG&A”) expenses were $105.8 million during the quarter ended March 31, 2026, an increase of $6.3 million, or 6.3%, compared to the same period in 2025. SG&A expense as a percentage of revenue increased to 6.8% in the first quarter of 2026, compared to 6.0% in the first quarter of 2025 primarily due to lower revenue.

Interest expense, net for the quarter ended March 31, 2026, was $4.6 million compared to $7.8 million for the quarter ended March 31, 2025. The decrease of $3.2 million was due to lower average debt balances. The Company expects that interest expense for the full year 2026 will be between $35 million and $38 million.

The effective tax rate for the three-month period ended March 31, 2026, of 12.6%, differs from the U.S. federal statutory rate of 21.0%, primarily due to a discrete tax benefit for equity compensation paid in the quarter, partially offset by state income tax expense and nondeductible components of per diem expenses. We recorded income tax expense for the three months ended March 31, 2026, of $2.5 million compared to $18.1 million for the three months ended March 31, 2025. The $15.6 million decrease in income tax expense is primarily driven by a $42.4 million decrease in pretax income and a decrease in the effective tax rate. We would expect our tax rate to trend higher in the remainder of the year toward approximately 28.0% to 29.0% for the full year of 2026.

Acquisition of PayneCrest Electric, Inc.

On March 30, 2026, we entered into a definitive merger agreement to acquire PayneCrest Electric, Inc. (“PayneCrest”). PayneCrest is a leading electrical construction and services provider supporting industrial, manufacturing, and advanced facilities. The acquisition increases our exposure to the high-growth data center services market and expands opportunities for integrating our industrial and renewables businesses with complementary electrical construction capabilities. On May 1, 2026, the Company completed its acquisition of PayneCrest in an all-cash transaction valued at approximately $399.5 million, net of cash acquired.

Outlook

The Company is updating its estimates for the year ending December 31, 2026, which reflects the addition of PayneCrest. Net income is expected to be between $223.0 million and $234.0 million. Earnings per Share (“EPS”) is expected to be between $4.05 and $4.25 per fully diluted share. Adjusted EPS is estimated in the range of $4.80 to $5.00, and Adjusted EBITDA for the full year 2026 is expected to range from $480.0 to $500.0 million.

The Company is targeting SG&A expenses as a percentage of revenue in the mid-to-high 5% range for full year 2026. The Company’s targeted gross margins by segment are as follows: Utilities in the range of 10 to 12%; Energy in the range of 9 to 11%.

Adjusted EPS and Adjusted EBITDA are non-GAAP financial measures. Please refer to “Non-GAAP Measures” and Schedules below for the definitions and reconciliations. The guidance provided above constitutes forward-looking statements, which are based on current economic conditions and estimates, and the Company does not include other potential impacts, such as changes in accounting or unusual items. Supplemental information relating to the Company’s financial outlook is posted in the Investor Relations section of the Company’s website at www.prim.com.

Backlog

(in millions)

	March 31, 2026		December 31, 2025
	Next 12 Months	Total	Next 12 Months	Total
Utilities
Fixed Backlog	$93.4	$93.4	$96.1	$96.1
MSA Backlog	1,920.7	6,806.2	1,904.8	6,327.3
Backlog	$2,014.1	$6,899.6	$2,000.9	$6,423.4

Energy
Fixed Backlog	$2,995.0	$4,089.4	$3,081.7	$4,889.8
MSA Backlog	259.7	652.1	208.8	632.1
Backlog	$3,254.7	$4,741.5	$3,290.5	$5,521.9

Total
Fixed Backlog	$3,088.4	$4,182.8	$3,177.8	$4,985.9
MSA Backlog	2,180.4	7,458.3	2,113.6	6,959.4
Backlog	$5,268.8	$11,641.1	$5,291.4	$11,945.3

At March 31, 2026, total Fixed Backlog was $4.2 billion, a decrease of $0.8 billion, or 16.1%, compared to $5.0 billion at December 31, 2025. Total MSA Backlog was $7.5 billion, an increase of $0.5 billion, or 7.2%, compared to December 31, 2025. Total Backlog as of March 31, 2026, was $11.6 billion, including Utilities backlog of $6.9 billion and Energy backlog of $4.7 billion.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue. Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed Backlog. At any time, any project may be cancelled at the convenience of the Company’s customers.

Balance Sheet and Capital Allocation

At March 31, 2026, the Company had $361.5 million of unrestricted cash and cash equivalents compared to $535.5 million at December 31, 2025. In the first quarter of 2026, capital expenditures were $27.8 million, including $16.0 million in construction equipment purchases and $6.5 million on facilities. The Company estimates capital expenditures for the remaining nine months of 2026 to total between $90.0 million and $110.0 million, which includes $70.0 million to $90.0 million for equipment.

The Company announced that on April 30, 2026, its Board of Directors declared a $0.08 per share cash dividend to stockholders of record on June 30, 2026, payable on approximately July 15, 2026. During the three months ended March 31, 2026, the Company did not purchase any shares of common stock under its share purchase program. As of March 31, 2026, the Company had $150.0 million available for purchase under the share purchase program. The share purchase plan expires on April 30, 2028.

Conference Call and Webcast

As previously announced, management will host a conference call and webcast on Wednesday, May 6, 2026, at 9:00 a.m. U.S. Central Time (10:00 a.m. U.S. Eastern Time). Koti Vadlamudi, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will discuss the Company’s results and business outlook.

Investors and analysts are invited to participate in the call by phone at 1-800-715-9871, or internationally at 1-646-307-1963 (access code: 1324356) or via the Internet at www.prim.com. A replay of the call will be available on the Company’s website or by phone at 1-800-770-2030, or internationally at 1-647-362-9199 (access code: 1324356), for a seven-day period following the call.

Presentation slides to accompany the conference call are available for download under “Events & Presentations” in the “Investors” section of the Company’s website at www.prim.com.

Non-GAAP Measures

This press release contains certain financial measures that are not recognized under generally accepted accounting principles in the United States (“GAAP”). Primoris uses earnings before interest, income taxes, depreciation and amortization (“EBITDA”), Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as important supplemental measures of the Company’s operating performance. The Company believes these measures enable investors, analysts, and management to evaluate Primoris’ performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. In addition, management believes these measures are useful in comparing the Company’s operating results with those of its competitors. The non-GAAP measures presented in this press release are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, Primoris’ method of calculating these measures may be different from methods used by other companies, and, accordingly, may not be comparable to similarly titled measures as calculated by other companies that do not use the same methodology as Primoris. Please see the accompanying tables to this press release for reconciliations of the following non‐GAAP financial measures for Primoris’ current and historical results: EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS.

About Primoris

Primoris Services Corporation is a leading provider of critical infrastructure services to the utility, energy, and renewables markets throughout the United States and Canada. We deliver a range of engineering, construction, and maintenance capabilities that power, connect, and enhance society. On projects spanning utility-scale solar, renewables, power delivery, communications, power generation, and transportation infrastructure, we offer unmatched value to our clients, a safe and entrepreneurial culture to our employees, and innovation and excellence to our communities. To learn more, visit www.prim.com and follow us on social media @PrimorisServicesCorporation.

Forward Looking Statements

This press release contains certain forward-looking statements, including the Company’s outlook, that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “targets”, “will”, “would” or similar expressions. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; inflation, tariffs and other increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; increases in interest rates and slowing economic growth or recession; the instability in the banking system; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects and the impact of adjustments to accounting estimates; governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including conflicts in the Middle East, war between Russia and Ukraine, and tension between China and Taiwan and other geopolitical tensions, severe weather conditions, public health crises and pandemics, political crises or other catastrophic events; client delays or defaults in making payments; the cost and availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments, including risks arising from the inability to successfully integrate acquired businesses; possible information technology interruptions, cybersecurity breaches and threats, and inability to protect intellectual property; disruptions related to artificial intelligence; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing political conditions and legal and regulatory requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; and asset impairments. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and the Company’s other filings with the U.S. Securities and Exchange Commission (“SEC”). Such filings are available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

###

Company Contact
Ken Dodgen	Blake Holcomb
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 545-6773
kdodgen@prim.com	bholcomb@prim.com

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Revenue	$1,559.9	$1,648.1
Cost of revenue	1,425.2	1,477.4
Gross profit	134.7	170.7
Selling, general and administrative expenses	105.8	99.5
Transaction and related costs	4.5	0.8
Operating income	24.4	70.4
Other income (expense):
Foreign exchange loss, net	—	(0.3)
Other income, net	0.1	—
Interest expense, net	(4.6)	(7.8)
Income before provision for income taxes	19.9	62.3
Provision for income taxes	(2.5)	(18.1)
Net income	$17.4	$44.2

Dividends per common share	$0.08	$0.08

Earnings per share:
Basic	$0.32	$0.82
Diluted	$0.32	$0.81

Weighted average common shares outstanding:
Basic	54.1	53.8
Diluted	54.8	54.7

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

	March 31,	December 31,
	2026	2025

ASSETS
Current assets:
Cash and cash equivalents	$361.5	$535.5
Accounts receivable, net	754.4	723.4
Contract assets	917.3	936.9
Prepaid expenses and other current assets	108.2	137.8
Total current assets	2,141.4	2,333.6
Property and equipment, net	536.0	531.2
Operating lease assets	485.5	488.9
Intangible assets, net	186.1	190.2
Goodwill	856.9	856.9
Other long-term assets	7.7	7.0
Total assets	$4,213.6	$4,407.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$646.5	$744.3
Contract liabilities	571.9	633.6
Accrued liabilities	390.8	405.4
Dividends payable	4.3	4.3
Current portion of long-term debt	57.2	60.9
Total current liabilities	1,670.7	1,848.5
Long-term debt, net of current portion	396.3	409.0
Noncurrent operating lease liabilities, net of current portion	313.2	325.6
Deferred tax liabilities	71.4	71.4
Other long-term liabilities	78.0	72.3
Total liabilities	2,529.6	2,726.8
Commitments and contingencies
Stockholders’ equity
Common stock	—	—
Additional paid-in capital	287.7	296.9
Retained earnings	1,398.7	1,385.6
Accumulated other comprehensive loss	(2.4)	(1.5)
Total stockholders’ equity	1,684.0	1,681.0
Total liabilities and stockholders’ equity	$4,213.6	$4,407.8

PRIMORIS SERVICES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities:
Net income	$17.4	$44.2
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	23.8	21.4
Stock-based compensation expense	7.7	5.0
Gain on sale of property and equipment	(5.0)	(5.9)
Other non-cash items	0.6	0.6
Changes in assets and liabilities:
Accounts receivable	(31.4)	79.3
Contract assets	19.4	(165.2)
Other current assets	21.4	(31.2)
Other long-term assets	(0.9)	(0.4)
Accounts payable	(98.0)	172.3
Contract liabilities	(61.7)	(62.2)
Operating lease assets and liabilities, net	(3.2)	(2.0)
Accrued liabilities	(18.5)	7.1
Other long-term liabilities	5.8	3.2
Net cash (used in) provided by operating activities	(122.6)	66.2
Cash flows from investing activities:
Purchase of property and equipment	(27.8)	(40.6)
Proceeds from sale of assets	7.1	7.4
Proceeds from repayment of note receivable	8.0	—
Net cash used in investing activities	(12.7)	(33.2)
Cash flows from financing activities:
Payments on long-term debt	(16.8)	(123.3)
Payments related to tax withholding for stock-based compensation	(17.7)	(9.9)
Dividends paid	(4.3)	(4.3)
Other	0.2	0.3
Net cash used in financing activities	(38.6)	(137.2)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.2)	—
Net change in cash, cash equivalents and restricted cash	(174.1)	(104.2)
Cash, cash equivalents and restricted cash at beginning of the period	541.3	461.4
Cash, cash equivalents and restricted cash at end of the period	$367.2	$357.2

Non-GAAP Measures

Schedule 1

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Adjusted Net Income and Adjusted EPS

(In Millions, Except Per Share Amounts)

(Unaudited)

Adjusted Net Income and Adjusted EPS

Primoris defines Adjusted Net Income as net income (loss) adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) changes in fair value of the Company’s interest rate swap; (v) change in fair value of contingent consideration liabilities; (vi) amortization of intangible assets; (vii) amortization of debt discounts and debt issuance costs; (viii) losses on extinguishment of debt; (ix) severance and restructuring changes; (x) selected (gains) charges that are unusual or non-recurring; and (xi) impact of changes in statutory tax rates. The Company defines Adjusted EPS as Adjusted Net Income divided by the diluted weighted average shares outstanding. Management believes these adjustments are helpful for comparing the Company’s operating performance with prior periods. Because Adjusted Net Income and Adjusted EPS, as defined, exclude some, but not all, items that affect net income and diluted earnings per share, they may not be comparable to similarly titled measures of other companies. The most comparable GAAP financial measures, net income and diluted earnings per share, and information reconciling the GAAP and non‐GAAP financial measures, are included in the table below.

	Three Months Ended March 31,
	2026	2025
Net income as reported (GAAP)	$17.4	$44.2
Non-cash stock-based compensation	7.7	5.0
Transaction/integration and related costs	4.5	0.8
Amortization of intangible assets	4.1	4.6
Amortization of debt issuance costs	0.6	0.6
CEO severance costs	—	2.1
Income tax impact of adjustments (1)	(2.1)	(3.8)
Adjusted net income	$32.2	$53.5
Weighted average shares (diluted)	54.8	54.7
Diluted earnings per share	$0.32	$0.81
Adjusted diluted earnings per share	$0.59	$0.98

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 2

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

(In Millions)

(Unaudited)

EBITDA and Adjusted EBITDA

Primoris defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for certain items including, (i) non‐cash stock‐based compensation expense; (ii) transaction/integration and related costs; (iii) asset impairment charges; (iv) severance and restructuring changes; (v) change in fair value of contingent consideration liabilities; and (vi) selected (gains) charges that are unusual or non-recurring. The Company believes the EBITDA and Adjusted EBITDA financial measures assist in providing a more complete understanding of the Company’s underlying operational measures to manage its business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. EBITDA and Adjusted EBITDA are non‐GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non‐GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The most comparable GAAP financial measure, net income, and information reconciling the GAAP and non‐GAAP financial measures are included in the table below.

	Three Months Ended March 31,
	2026	2025
Net income as reported (GAAP)	$17.4	$44.2
Interest expense, net	4.6	7.8
Provision for income taxes	2.5	18.1
Depreciation and amortization	23.8	21.4
EBITDA	48.3	91.5
Non-cash stock-based compensation	7.7	5.0
Transaction/integration and related costs	4.5	0.8
CEO severance costs	—	2.1
Adjusted EBITDA	$60.5	$99.4

Schedule 3

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted Adjusted Net Income and Adjusted Diluted Earnings Per Share for Full Year 2026

(In Millions, Except Per Share Amounts)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to Adjusted Net Income and EPS to Adjusted EPS for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$223.0	$234.0
Non-cash stock-based compensation	24.5	24.5
Amortization of intangible assets	16.0	16.0
Amortization of debt issuance costs	2.5	2.5
Transaction/integration and related costs	13.0	13.0
Income tax impact of adjustments (1)	(14.9)	(14.9)
Adjusted net income	$264.1	$275.1
Weighted average shares (diluted)	55.0	55.0
Diluted earnings per share	$4.05	$4.25
Adjusted diluted earnings per share	$4.80	$5.00

(1)	Adjustments above are reported on a pre-tax basis before the income tax impact of adjustments. The income tax impact for each adjustment is determined by calculating the tax impact of the adjustment on the Company's quarterly and annual effective tax rate, as applicable, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Schedule 4

Primoris Services Corporation

Reconciliation of Non-GAAP Financial Measures

Forecasted EBITDA and Adjusted EBITDA for Full Year 2026

(In Millions)

(Unaudited)

The following table sets forth a reconciliation of the forecasted GAAP net income to EBITDA and Adjusted EBITDA for the year ending December 31, 2026.

	Estimated Range
	Full Year Ending
	December 31, 2026
Net income as defined (GAAP)	$223.0	$234.0
Interest expense, net	35.0	38.0
Provision for income taxes	85.5	89.5
Depreciation and amortization	99.0	101.0
EBITDA	$442.5	$462.5
Non-cash stock-based compensation	24.5	24.5
Transaction/integration and related costs	13.0	13.0
Adjusted EBITDA	$480.0	$500.0